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                                RADICS & CO., LLC
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Established           Certified Public Accountants & Consultants
   1933

                                                          July 24, 2002

Board of Directors
Atlantic Liberty Savings, F.A.
186 Montague Street
Brooklyn, New York 11201

Gentlemen:

You have requested an opinion on the New York State and New York City (the "State and City") tax consequences of the proposed conversion of Atlantic Liberty Savings, F.A. (the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Converted Bank") and the acquisition of the Converted Bank's capital stock by Atlantic Liberty Financial Corp. (the "Company") pursuant to the Plan of Conversion (the "Conversion") adopted by the Board of Directors on April 17, 2002 and as subsequently amended on July 17, 2002.

Description of the Transactions:

Pursuant to the Conversion, the Bank will be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank doing business in New York. It is currently intended that all of the capital stock of the Converted Bank will be held by the Company.

The Company expects to receive approval from the Office of Thrift Supervision to become a savings and loan holding company and to acquire all of the common stock of the Converted Bank to be issued in the conversion. The Company plans to retain 50% of the net proceeds from the sale of the Common Stock and to use the remaining 50% to purchase all of the common stock of the Converted Bank to be issued in the conversion.


You have received a favorable Federal income tax consequences opinion from counsel dated July 24, 2002, stating that the conversion of the Bank to stock form would result in no Federal income tax consequences to the Bank, Converted Bank, Company or eligible account holders under the Internal Revenue Code of 1986 (the "Code"), as amended. The Federal tax opinion rendered is founded on Revenue Ruling 80-105 of the Internal Revenue Service, published on April 21, 1980, which holds that other identical and similar transactions qualify as tax-free reorganizations under Section 368 (a) (1) (F) of the Code.

     55 US Highway 46 East, Post Office Box 676, Pine Brook, NJ 07058-0676
                   Voice: 973-575-9696     Fax: 973-575-9695
                            Internet: www.radics.com

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RADICS & CO., LLC

Board of Directors
Atlantic Liberty Savings, F.A.                                           2.

New York State Bank Tax Consequences:

For purposes of Article 32 of the New York State Banking Law, Section 1451 of the Tax Law imposes, annually, a franchise tax on every banking corporation for the privilege of exercising its franchise or doing business in New York State in a corporate or organized capacity.

Section 1451(a) of the Tax Law provides a basic tax on the taxpayer's entire net income, or portion thereof allocated to New York State, for any taxable year or part thereof.

Entire net income in defined in Section 1453(a) of the Tax Law as "total net income from all sources which shall be the same as the entire taxable income (but not alternative minimum taxable income) ... which the taxpayer is required to report to the United States Treasury Department ... subject to the modifications and adjustments hereinafter provided."

Section 1453(b) through (k-1) of the Tax Law and Sections 18-2.3, 18-2.4 and 18-2.5 of the Franchise Tax on Banking Corporations Regulations, promulgated thereunder, provide for the modifications and adjustments required by Section 1453(a). However, there are no modifications or adjustments applicable to a transaction where, for federal income tax purposes, steps to a conversion are treated as exchanges pursuant to Sections 368(a) (1) (F), 351(a), and 1032 of the Code and will result in no recognition of gain or loss for federal income tax purposes. Therefore, for purposes of Section 1453 of the Tax Law, such steps or exchanges would be treated the same as they are treated for federal income tax purposes.

Accordingly, if the steps to the Conversion described herein are treated as tax-free exchanges under section 368(a) (1) (F), 351(a) and 1032 of the Code, such exchanges would be tax-free for purposes of computing entire net income under Section 1453 of Article 32 of the Tax Law.

New York City Bank Tax Consequences:

For purposes of Title 11, Chapter 6, of the New York City Banking Corporation Tax Law, Section 11-639 imposes, annually, a tax on every banking corporation for the privilege of doing business in New York City in a corporate or organized capacity.

Section 11-643.5 of the Tax Law provides a basic tax on the taxpayer's entire net income, or portion thereof allocated to new York City, for the taxable year or part thereof.

Entire net income is defined in Section 11-641(a) of the Tax Law as "total net income from all sources which shall be the same as the entire taxable income (but not alternative minimum taxable income)... which the taxpayer is required to report to the United States Treasury Department... subject to the modifications and adjustments hereinafter provided."

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RADICS & CO., LLC

Board of Directors
Atlantic Liberty Savings, F.A.                                           3.


Section 11-641(b) through (k) of the Tax Law and sections 3.03(b) (3), (4) and
(5) of the Tax on Banking Corporations Regulations, promulgated thereafter, provide for the modifications and adjustments required by Section 11-641(a). However, there are no modifications or adjustments applicable to a transaction where, for federal income tax purposes, steps to a conversion are treated as exchanges pursuant to Sections 368(a) (1) (F), 351 (a) and 1032 of the Code and will result in no recognition of gain or loss for federal income tax purposes. Therefore, for purposes of Section 11-641 of the Tax Law, such steps or exchanges would be treated the same as they are treated for federal income tax purposes.

Accordingly, if the steps to the Conversion described herein are treated as tax-free exchanges under Sections 368(a) (1) (F), 351(a) and 1032 of the Code, it is our opinion that such exchanges would be tax-free for purposes of computing entire net income under Section 11-641 of the New York City Banking

Corporation Tax Law. Scope of Opinion:

The scope of this opinion is expressly limited to the New York State and City bank tax consequences of the transactions in connection with the facts and based upon the representations and assumptions stated above. Specifically, but without limitations, our opinion has not been requested, and is not provided, with respect to the tax consequences of the transactions to any other party involved in the transactions and with respect to any foreign, state, or local consequence other than New York State and City bank taxes at this time. The opinion proposed herein excludes New York State and City sales and use taxes, stock transfer taxes, real property transfer gains taxes and real estate transfer taxes associated with the above conversion, if any.

Our opinion, as stated above, is based upon our research and analysis of the New York State and City tax laws and applicable regulations and the opinion of counsel as to the federal tax consequences, all as of the date of issuance of this opinion. The foregoing are subject to change, and such change may be retroactively effective. If so, our views as set forth above may be affected and may not be relied upon. We have assumed no responsibility to update this opinion as a result of any such change in law or rulings. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable.

This letter represents our views as to interpretation of existing law and, accordingly, no assurance can be given that either the New York State Department of Taxation and Finance or the New York City Department of Finance will agree with the above analysis.

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RADICS & CO., LLC

Board of Directors
Atlantic Liberty Savings, F.A.                                           4.

We hereby consent to the filing of this opinion as an exhibit to the Form SB-2 Registration Statement of Company, filed under the Securities Act of 1933, as amended, and the Form AC of the Bank filed with the Office of Thrift Supervision, and to the reference to us in the Prospectus and Proxy Statement.


                                                Very truly yours,


                                                /s/ Radics & Co., LLC
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                                                Radics & Co., LLC